                                                                    Exhibit 10.2



                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement") is made as of February 22, 2002, by and among STONEPATH GROUP, INC., a Delaware corporation (the "Employer"), and DENNIS L. PELINO (the "Executive").

                                    RECITALS

         WHEREAS, Executive is and has been employed by the Employer as its Chief Executive Officer;

         WHEREAS, Employer and Executive have heretofore entered into and executed an Employment Agreement dated as of June 21, 2001 (the "Employment Agreement");

         WHEREAS, Employer and Executive desire to amend and restate the Employment Agreement on the terms and conditions hereafter expressed;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

         1.       DEFINITIONS

                  For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

                  "Agreement" means this Employment Agreement, as amended from time to time.

                  "Basic Compensation" shall include all items of base and bonus compensation and benefits provided for in Section 3.1 of this Agreement.

                  "Benefits" is defined in Section 3.1(b).

                  "Board of Directors" means the board of directors of Employer.

                  "Change of Control" shall be deemed to have occurred if (A) any "Person" (as the term "Person" is used in ss.13(d) and ss.14(d) of the Securities Exchange Act of 1934), except for Executive, becomes, after the date hereof, the beneficial owner, directly or indirectly, of securities of Employer representing 50% or more of the combined voting power of Employer's then outstanding securities; (B) there occurs a contested proxy solicitation of Employer's shareholders that results in the contesting party obtaining the ability to vote securities representing 50% or more of the combined voting power of Employer's then outstanding securities; (C) there occurs a sale, exchange, transfer or other disposition of 50% or more in value of the assets of Employer to another Person or entity, except to an entity controlled directly or indirectly by Employer; (D) there occurs a merger, consolidation or other reorganization of Employer in which Employer is not the surviving entity and in which the historic shareholders of Employer own less than 50% of the outstanding securities of the acquiror immediately following the transaction, or a plan of liquidation or dissolution of Employer other than pursuant to bankruptcy or insolvency laws is adopted; or (E) during any period of twelve consecutive months, individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by Employer shareholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period. Notwithstanding the foregoing, a "change of control" shall not be deemed to have occurred for purposes of this Agreement (i) in the event of a sale, exchange, transfer or other disposition of substantially all of the assets of Employer to, or a merger, consolidation or other reorganization involving Employer and Executive, alone or with other officers of Employer, or any entity in which Executive (alone or with other officers) has, directly or indirectly, at least a 25% equity or ownership interest; or (ii) in a transaction otherwise commonly referred to as a "management leveraged buy-out".

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Disability" shall mean once the Executive is unable to perform the essential functions of the Executive's duties with reasonable accommodation for 180 consecutive days, or 180 days during any twelve-month period. The disability of the Executive will be determined by a medical doctor selected by written agreement of the Employer and the Executive upon the request of either party by notice to the other. If the Employer and the Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will attempt to make a determination of disability. If they cannot agree, they will select a third medical doctor who will determine whether the Executive has a disability. The determination of the third medical doctor selected under this provision will be binding on both parties. The Executive must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this provision, and the Executive hereby authorizes the disclosure and release to the Employer of such determination and all supporting medical records. If the Executive is not legally competent, the Executive's legal guardian or duly authorized attorney-in-fact will act in the Executive's stead for the purposes of submitting the Executive to the examinations, and providing the authorization of disclosure, required under this provision.

                  "Effective Date" means February 22, 2002.

                  "Employment Period" means the term of the Executive's employment under this Agreement as defined in Section 2.2.

                  "For Cause" shall mean: (a) the Executive's material breach of this Agreement; or (b) a judicial finding in a civil context, or a conviction or entry of a guilty plea or plea of no contest in a criminal context, with respect to theft, fraud, or misappropriation (or attempted misappropriation) by Executive of any of the Employer's funds or property; provided, however, that in order to terminate Executive for cause, Employer must first provide Executive with written notice of the particular for cause events alleged by Employer, and provide Executive with thirty (30) days in which to cure the alleged for cause event or events.

                  "Good Reason" shall mean, unless Executive shall have consented in writing thereto, any of the following: (i) a material reduction in Executive's title, duties, responsibilities or status which are inconsistent with Executive's position with Employer; (ii) the assignment to Executive of duties inconsistent with the duties normally assigned to Persons in offices of similar position to that of Executive; (iii) a reduction by Employer in Executive's Basic Compensation; or (iv) the breach by Employer of any agreement or obligation under this Agreement after notice and a thirty day right to cure.

                  "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

         2.       EMPLOYMENT TERMS AND DUTIES

                  2.1      EMPLOYMENT

                  The Employer agrees to, and hereby does, continue to employ the Executive for the term of this Agreement upon the terms and conditions set forth in this Agreement.

                  2.2      TERM

                           Subject to the provisions of Section 6, the
Employment Period for the Executive's employment under this Agreement will be from the Effective Date through June 21, 2006, or as earlier permitted under this Agreement.

                  2.3      DUTIES

                           The Executive will serve as the Chief Executive
Officer of Employer and will perform all duties required in furtherance of his position, including without limitation, all such duties as are customarily associated with such position or such duties as are assigned or delegated to the Executive by the Board of Directors. The Executive agrees to perform in good faith and to the best of his ability all services which may be required of him hereunder and will devote his full-time efforts and business time, skill, attention and energies as are reasonably necessary to perform his duties and responsibilities under this Agreement and to promote the success of the Employer's business. Executive may continue to engage in the following activities: (a) attending board of directors' or like meetings of other companies in which Executive or an affiliate has invested or in which Executive has been elected to serve, and (b) managing his personal investments, provided that such activities set forth in (a) and (b) (individually or collectively) do not in the good faith view of Employer's Board of Directors materially interfere or conflict with the performance of Executive's duties or responsibilities under this Agreement.

         3.       COMPENSATION

                  3.1      BASIC COMPENSATION

                  (a) Base Salary. The Executive will be paid an annual base salary of $360,000, subject to adjustment as provided below (the "Salary"), which will be payable in equal periodic installments according to the Employer's customary payroll practices, but no less frequently than monthly. The Executive's Salary will be reviewed by Employer's Board of Directors not less frequently than annually, and may be adjusted upward or downward by Employer, but in no event will the Base Salary be less than $360,000 per year.

                  (b) Bonus. Executive shall be eligible to receive annual bonus compensation at the discretion of Employer's Board of Directors and in accordance with Employer's executive bonus or incentive compensation plan that may be in effect from time to time. In addition, Executive will be eligible to participate in an annual incentive plan which will provide an incentive payment based upon achievement of agreed upon performance goals. The Compensation Committee of Employer will determine the goals to be measured against as well as the target incentive (the "Target Incentive"), expressed as a percentage of base salary, to be up to 100% of Base Salary, subject to adjustment from time to time. In the event that the Executive is employed for a partial year, he shall be entitled to such bonus as declared by the Compensation Committee or as set forth in an incentive plan adopted by the Compensation Committee or Board of Directors, on a prorata basis for that period of the year for which he was employed.

                  (c) Benefits.

                                    (i)     The Executive will, during the
Employment Period, be permitted to participate in such pension, profit sharing, bonus (subject to the provisions of Section 3.1(b)), life insurance, hospitalization, major medical, and other employee benefit plans of the Employer that may be in effect from time to time, to the extent the Executive is eligible under the terms of those plans (collectively, the "Benefits"). The Executive shall also be entitled to such other fringe benefits as are now or may become available to any of Employer's other executive officers.

                                    (ii)    During the term of this Agreement,
the Employer shall pay the annual premium on a term or other life insurance policy or policies on the life of Executive in the face amount of Two Million Dollars ($2,000,000), payable to such beneficiaries as Executive may designate; with the Employer's responsibility not to exceed an annual payment of $5,000.

                                    (iii)   A yearly expense allowance of
$12,000 (paid monthly or quarterly at the discretion of Executive) will be paid by Employer to Executive to pay for an auto allowance for the cost of maintaining and operating one automobile for business purposes, dues, assessments and expenses incurred by the Executive relating to membership or participation in professional or social groups or organizations which the Executive determines are useful or necessary for the purpose of promoting and maintaining the business of the Company or for other travel and entertainment expenses incurred by Executive which he believes are useful or necessary for the purpose of promoting and maintaining the business of the Company.

                  3.2      OPTIONS

(a) Employer has previously granted to Executive options to purchase 1,800,000 shares of its common stock at an exercise price of $.82 per share (the "June 2001 Options"). The June 2001 Options are subject to the terms of an Amended and Restated Option to Purchase Common Stock of Stonepath Group, Inc.; Amendment No. 2 to Option No. 2001-11, effective as of the Effective Date, which each party hereto confirms remains in full force and effect.

         4.       EXPENSE REIMBURSEMENT

                  The Employer will pay the Executive's dues in such trade and professional organizations as Executive deems appropriate, and will pay on behalf of the Executive (or reimburse the Executive for) reasonable expenses incurred by the Executive in the performance of the Executive's duties pursuant to this Agreement, including without limitation reasonable expenses incurred by the Executive in attending conventions, seminars, other business meetings and for promotional expenses, provided that any such activities must be related to Employer's business and all individual expenses (or those aggregated for a single convention, seminar or other business trip) greater than $5,000 must be approved by either Employer's Chief Financial Officer or Employer's Compensation Committee (or if Employer has no Compensation Committee, its Board of Directors). The Executive must file expense reports with respect to such expenses in accordance with the Employer's policies.

         5.       VACATIONS AND HOLIDAYS

                  The Executive will be entitled to four (4) weeks of paid vacation each calendar year in accordance with the vacation policies of the Employer in effect for its executive officers from time to time. The Executive will also be entitled to the paid holidays and other paid leave set forth in the Employer's policies. Vacation days during any calendar year that are not used by the Executive during such calendar year may be used in any subsequent calendar year; provided, however, that no more than six (6) weeks' paid vacation may be accrued or carried forward. Accrued but unused vacation days will be paid for by Employer in certain instances upon the termination of this Agreement as provided for in Section 6.2 hereafter.

         6.       TERMINATION

                  6.1      EVENTS OF TERMINATION

                           The Executive's employment pursuant to this Agreement
may be terminated by Employer only on the following grounds:

                           (a)      upon the death of the Executive;

                           (b)      upon the disability of the Executive
immediately upon notice from either party to the other;

                           (c)      For Cause (following the expiration of any
applicable Notice Period from Employer to Executive);  and

                           (d)      at the discretion of Employer, other than
For Cause.

                           The Executive may terminate his employment on the
following grounds:

                           (e)      without Good Reason, provided that Executive
gives Employer at least sixty (60) days prior written notice of his termination of employment; or

                           (f)      for Good Reason (following the expiration of
any applicable Notice Period from Executive to Employer).

                  6.2      TERMINATION PAY

                           Effective upon the termination of this Agreement, the
Employer will be obligated to pay the Executive (or, in the event of his death, his designated beneficiary as defined below) the compensation provided in this
Section 6.2:

                           (a)      Termination by the Employer For Cause or
Termination by Executive Without Good Reason. If the Employer terminates this Agreement for cause or Executive resigns or terminates his employment for other than Good Reason, the Executive will be entitled to receive his Basic Compensation only through the date such termination is effective, but will not be entitled to any accrued bonus compensation for the calendar year during which such termination occurs, however, will be entitled to retain any bonus compensation paid prior to such termination. Executive's options will be treated, in this case, as set forth in any option agreement between Executive and Employer.

                           (b)      Termination upon Disability.  If this
Agreement is terminated by either party as a result of the Executive's Disability, the Employer will continue to pay the Executive his Basic Compensation for a period of two (2) years following such termination, set-off by any disability insurance benefits payable to Executive under any disability insurance coverage furnished by the Employer to the Executive. Executive shall also be entitled to receive that part of the Executive's accrued bonus compensation, if any, for the calendar year during which his Disability occurs, prorated through the end of the calendar quarter during which his termination is effective. If this Agreement is terminated as a result of the Executive's Disability, Executive shall fully vest in 100% of all options which Executive received in connection with his employment by Employer, and Executive shall have the full term of such options in which to exercise his rights under any or all of them, subject to any accelerated exercise period contained in any such option.

                           (c)      Termination upon Death.  If this Agreement
is terminated because of the Executive's death, Employer will continue to pay Executive's estate his Basic Compensation through the end of the term of his Agreement, and that part of the Executive's accrued bonus compensation, if any, for the calendar year during which his death occurs, prorated through the end of the calendar month during which his death occurs. If this Agreement is terminated as a result of the Executive's death, Executive shall fully vest in 100% of all options which Executive received in connection with his employment by Employer, and Executive shall have the full term of such options in which to exercise his rights under any or all of them, subject to any accelerated exercise period contained in any such option.

                           (d)      Termination by Executive For Good Reason or
Termination by Employer Without Cause Prior to a Change of Control. If prior to a Change of Control this Agreement is terminated by Executive for Good Reason, or if this Agreement is terminated by Employer other than For Cause then (i) Employer shall continue to pay to Executive his Basic Compensation (including for this purpose the greater of Executive's most recent annual bonus or his Target Incentive bonus), for the remaining term under this Employment Agreement; and (ii) all options in Employer which Executive received in connection with his employment by Employer shall vest over the remaining term of such options as if Executive continued to remain employed by Employer; and Executive shall have the full term of such options in which to exercise his rights under any or all of them, subject to any accelerated exercise period contained in any such option.

                           (e)      Termination by Executive For Good Reason or
Termination by Employer Without Cause Following a Change of Control. If during the Term of this Agreement and following a Change of Control this Agreement is terminated by Executive for Good Reason or by Employer other than For Cause, then Employer shall within ten (10) days after the date of termination pay to Executive in cash: (i) an amount equal to 2.99 times Executive's Basic Compensation calculated at the rate in effect on the date of termination; (ii) current and carried-over unused vacation days; and (iii) all other amounts to which Executive is entitled, including (A) any bonus to which Executive would have been entitled had he remained employed by Employer for a period of three
(3) years following the date of termination (calculated on an annual basis as the greater of Executive's most recent annual bonus or the Target Incentive bonus) , (B) any expense reimbursement amounts accrued to the effective date of termination, and (C) any amounts under any other benefit plan of the Employer, in each case at the time such payments are due. Also, for three years following the date of termination, the Employer shall continue to provide Executive with all fringe benefits or the economic equivalent thereof he was receiving as of the date of termination, including, without limitation, all health, life and disability insurance he was receiving immediately prior to the date of termination, or the economic equivalent thereof, as if he were actually employed for that period. Moreover, any options received by Executive in connection with his employment by Employer which were not fully exercisable on the date of Executive's termination pursuant to this Section 6 shall vest and immediately become fully exercisable by Executive upon the date of termination, and Executive shall have the remaining term of such options in which to exercise any or all of them, subject to any accelerated exercise period contained in any such option.

                  Executive shall have the right to elect with respect to the payment to him of 2.99 times his Basic Compensation pursuant to Section 6.2(e) above to take such payment in the form of either (x) a single sum payment in cash or (y) securities of the Employer equal in value to the amount of such payment, with such securities valued for purposes hereof at 75% of the average closing price for the last 20 trading days on the principal exchange on which the securities were listed. The Employer further agrees to include the proposed resale of the shares acquired hereunder by Executive, at its sole cost and expense, in the next Registration Statement to be filed by Employer with the Securities and Exchange Commission for the purpose of offering shares of its common stock to the public (thus, excluding Registration Statements on Forms S-4, S-8 or any other form not available for registering common stock for sale to the public), providing for the resale of Executive's shares in an open market or private transaction.

                  7.       TAX INDEMNITY PAYMENTS

                           (a)      Anything in this Agreement to the contrary
notwithstanding, in the event it shall be determined that any payment or distribution by Employer or any affiliates to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or otherwise but determined without regard to any additional payments required under this Section 7 (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code or any successor provision (collectively, "Section 4999"), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any Federal, state or local income and employment taxes and Excise Tax (and any interest and penalties imposed with respect to any such taxes) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                           (b)      Subject to the provisions of Section 7(b),
all determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumption to be utilized in arriving at such determination, shall be made by Employer's public accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to Employer and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by Employer. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group affecting the Change of Control, Executive may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the

Employer. Any Gross-Up Payment, as determined pursuant to this Section 7, shall be paid by Employer to Executive within five (5) days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon Employer and Executive.

                           (c)      Executive shall notify Employer in writing
of any claim by the Internal Revenue Service that, if successful, would require a payment by Employer, or a change in the amount of the payment by Employer, of the Gross-Up Payment and Employer shall be responsible to make such payment to Employer. Such notification shall be given as soon as practicable after Executive is informed in writing of such claim and shall apprise Employer of the nature of such claim and the date on which such claim is required to be paid; provided that the failure to give any notice pursuant to this Section 7(c) shall not impair Executive's rights under this Section 7 except to the extent Employer is materially prejudiced thereby. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Employee gives such notice to Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Employer notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                                    (1)     give Employer any information
                  reasonably requested by Employer;

                                    (2) take such action in connection with
                  contesting such claim as Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Employer;

                                    (3)     cooperate with Employer in good
                  faith in order to effectively contest such claim; and

                                    (4)     permit Employer to participate in
                  any proceedings relating to such claim;

provided, however, that Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax-basis, for any Excise Tax or income, employment or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7(c), Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect to such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employer shall determine; provided further, that if Employer directs Executive to pay such claim and sue for a refund, Employer shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income, employment or other tax (including interest or penalties with respect to any such taxes) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Employer's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                           (d)      If, after the receipt by Executive of an
amount advanced by Employer pursuant to Section 7(c), Executive becomes entitled to receive, and receives, any refund with respect to such claim, Executive shall (subject to Employer's complying with the requirements of Section 7(c)) promptly pay to Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by Employer pursuant to Section 7(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and Employer does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         8.       CHARACTER OF TERMINATION PAYMENTS; MITIGATION

                           The amounts payable to Executive upon any termination
of this Agreement shall be considered severance pay in consideration of past services rendered on behalf of the Employer and his continued service from the date hereof to the date he becomes entitled to such payments. Executive shall have no duty to mitigate his damages by seeking other employment and, should Executive actually receive compensation from any such other employment, the payments required hereunder shall not be reduced or offset by any such other compensation.

         9.       NON-DISCLOSURE COVENANT

                  Employer and the Executive acknowledge that the services to be performed by the Executive under this Agreement are unique and valuable and that, as a result of the Executive's employment, the Executive will be in a relationship of confidence and trust with Employer and will come into possession of "Confidential Information" (i) owned or controlled by Employer and its subsidiaries and affiliates; (ii) in the possession of Employer and its subsidiaries and affiliates and belonging to third parties; or (iii) conceived, originated, discovered or developed, in whole or in part, by the

Executive. As used herein "Confidential Information" means trade secrets and other confidential or proprietary business, technical, personnel or financial information of Employer, whether or not the Executive's work product, in written, graphic, oral or other tangible or intangible forms, including but not limited to specifications, samples, records, data, computer programs, drawings, diagrams, models, consumer names, ID's or e-mail addresses, business or marketing plans, studies, analyses, projections and reports, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and software systems and processes that are not readily available to the public, even if it is not specifically marked as a trade secret or confidential, unless Employer advises the Executive otherwise in writing or unless the information has been shared by Employer with entities not bound by non-disclosure agreements. In consideration of the compensation and benefits to be paid or provided to the Executive by the Employer under this Agreement, the Executive agrees not to directly or indirectly use or disclose to anyone, either during the Employment Period or after the termination of this Agreement, except in the performance of his duties of his employment with Employer or with Employer's prior written consent, any Confidential Information of Employer. This non-disclosure covenant does not apply to information that is disclosed or becomes public through another source that is not bound by a confidentiality agreement with Employer; which Executive is required to disclose pursuant to court order, subpoena or applicable law (provided that Executive will use reasonable efforts to provide Employer with prompt notice of any such requests or requirement so that Employer may seek an appropriate protective order); or which is disclosed in any proceeding to enforce or interpret this Agreement. The Executive agrees that in the event of the termination of the Executive's employment for any reason, the Executive will deliver to Employer, upon request, all property belonging to Employer, including all documents and materials of any nature pertaining to the Executive's work with Employer and will not take with him any documents or materials of any description, or any reproduction thereof of any description, containing or pertaining to any Confidential Information.

         10.      NON-COMPETITION AND NON-SOLICITATION

                  10.1     NON-COMPETTITION

                  During the term of this Agreement the Executive agrees that he shall not work for or be interested in any business which provides services or products which are directly competitive with "primary" services or products offered by the Employer or a subsidiary or affiliate of Employer at the Executive's termination date (the "Non-Compete Period"). In the event the Executive is terminated for cause or Executive terminates for other than Good Reason, the Non-Compete Period shall be extended until the earlier of (i) one year; or (ii) the then scheduled expiration of the term of the Agreement. In the event the Executive is terminated in a manner in which his Basic Compensation is continued, or he is paid a lump-sum as though his employment had continued, the Non-Compete Period shall be extended through the period of such compensation continuation. For the purpose of this Agreement, a product or service shall be deemed "primary" only if such service or product constitutes a primary component of the core business of Employer on Executive's termination date. For the further purposes of this Agreement, the term "work for or be interested in any business" means that the Executive is a stockholder, director, officer, employee, partner, individual proprietor, lender or consultant with that business, but not if (i) his interest is limited solely to the passive ownership of five percent (5%) or less of any class of the equity or debt securities of a corporation whose shares are listed for trading on a national securities exchange or traded in the over-the-counter market. In the event that any part of this Section 10 is adjudged invalid or unenforceable by any court of record, board of arbitration or judicial or quasi judicial entity having jurisdiction thereof by reason of length of time, geographical coverage, activities covered, or for any other reason, then the invalid or unenforceable provisions of this covenant shall be deemed reformed and amended to the maximum extent permissible under applicable law and shall be enforced and enforceable as so amended in accordance with the intention of the parties as expressed herein.

                  10.2     NON-SOLICITATION

                  During the Non-Compete Period, the Executive also agrees that he will not directly or indirectly: (i) solicit the trade of, or trade with, any past, present or prospective customer of the Employer for any business purpose that directly or indirectly competes with the business of Employer or a subsidiary or affiliate of Employer; or (ii) solicit or induce, or attempt to solicit or induce, any employee of Employer to leave Employer for any reason whatsoever, or assist or participate in the hiring of any employee of Employer to work for another entity.

         11.      REPRESENTATIONS OF EXECUTIVE

                  As a material inducement to Employer to execute this Agreement and consummate the transactions contemplated thereby, the Executive hereby makes the following representations to Employer, each of which are true and correct in all material respects as of the date hereof.

                  11.1     NO PRIOR AGREEMENTS

                           Executive represents and warrants that Executive is
not a party to or otherwise subject to or bound by the terms of any contract, agreement or understanding which in any manner would limit or otherwise affect Executive's ability to perform his obligations hereunder, including without limitation any contract, agreement or understanding containing terms and provisions similar in any manner to those contained in Sections 9 and 10 of this Agreement. Executive further represents and warrants that his employment with the Employer will not under any circumstances require him to disclose or use any confidential information belonging to prior employers or other persons or entities, or to engage in any conduct which may potentially interfere with the contractual, statutory or common-law rights of such other employers, persons or entities. In the event that Executive knows or learns of any facts whatsoever which suggest that such interference might arguably occur as the result of any proposed actions by either Executive or the Employer, Executive expressly promises that he will immediately bring such facts to the Employer's attention.

                  11.2     REVIEW BY COUNSEL


                           Executive  expressly  acknowledges  and represents
that Executive has been given a full and fair opportunity to review this Agreement with an attorney of Executive's choice, and that Executive has satisfied himself, with or without consulting with counsel, that the terms and provisions of this Agreement, specifically including, but not limited to, the restrictive covenant and related provisions of Section 10 hereof, are reasonable and enforceable.

                  11.3     NO CONFLICTS OF INTEREST

                           Executive covenants that, as of the date hereof, he
is not involved in any venture or activity that could compete with Employer or which could potentially interfere with his ability to perform under this Agreement. During the Term, he will disclose to the Company, in writing, any and all interests he may have, whether for profit or compensation or not, in any venture or activity which could potentially interfere with his ability to perform under this Agreement or create a conflict of interest for him with the Company. For purposes of this Section 11.3 only, "conflict of interest" shall mean ownership of greater than one percent (1%) of, or $25,000 worth of equity in, another company which conducts business similar to that undertaken by the Employer.

                  11.4     EXECUTIVE'S ABILITY

                           Executive  represents  that  Executive's  experience
and capabilities, and the limited provisions of Section 10, are such that he will not be prevented from earning his livelihood in businesses similar to that of Employer. Executive acknowledges that there are a significant number of businesses for which his qualifications and experience would render him qualified for employment that do not constitute a competing businesses such that his ability to become employed after the termination or nonrenewal of this Agreement would not be impaired.

         12. COVENANTS

                  12.1 APPOINTMENT OF EXECUTIVE TO BOARD OF DIRECTORS

                           (a) Unless otherwise prohibited by the Securities and
Exchange Commission, or prohibited by applicable rules of the principal exchange upon which the Employer's shares of common stock regularly trade, Employer agrees to appoint Executive to its Board of Directors as Chairman and to take such actions as are necessary and reasonable to renominate him to that position at all meetings of its stockholders called for the purpose of electing directors and meetings of its Board of Directors called for the purpose of electing officers through the period ending on the earlier of the second anniversary of this Agreement or such earlier date that Executive no longer remains an employee of Employer (such period referred to hereafter as the "Board Nomination Period").

                           (b) Executive agrees to tender his resignation as a
member of Executive's Board of Directors following his termination or resignation, immediately upon request from Employer.

                  12.2     CONSTITUTION OF THE BOARD OF DIRECTORS

                           Unless otherwise prohibited by the Securities and
Exchange Commission, or prohibited by applicable rules of the principal exchange upon which the Employer's shares of common stock regularly trade, during the Board Nomination Period, unless the Executive agrees otherwise, Employer agrees to maintain its Board of Directors at seven (7) members. Also during the Board Nomination Period, unless otherwise prohibited by the Securities and Exchange Commission, or prohibited by applicable rules of the principal exchange upon which the Employer's shares of common stock regularly trade, Employer agrees within thirty (30) days following the written request of Executive to: (x) appoint two (2) nominees of Executive to its Board of Directors, provided such nominees are reasonably acceptable to the Board of Directors, and at least one
(1) of the nominees is a director who qualifies as an "independent director" under applicable rules and regulations of The American Stock Exchange and the Nasdaq Stock Market; and (y) renominate such nominees to Board positions at all meetings of stockholders called for the purpose of electing directors.


         13.      GENERAL PROVISIONS

                  13.1     INJUNCTIVE RELIEF AND ADDITIONAL REMEDY

                           The Executive acknowledges that the injury that would
be suffered by the Employer as a result of a breach of the provisions of any provision of Sections 9 and 10 of this Agreement would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provisions of Sections 9 and 10 of this Agreement, and the Employer will not be obligated to post bond or other security in seeking such relief.

                  13.2     WAIVER

                           The rights and remedies of the parties to this
Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

                  13.3     TOLLING PERIOD


                           The non-competition, non-disclosure and non-
solicitation obligations contained in Sections 9 and 10 of this Agreement shall be extended by the length of time during which Executive shall have been in breach of any of the provisions of such Sections 9 and 10, regardless of whether the Employer knew or should have known of such breach.

                  13.4     EMPLOYER VIOLATION NOT A DEFENSE


                           In an action by the Employer to enforce any provision
of this Agreement, any claims asserted by Executive against the Employer shall not constitute a defense to the Employer's action.

                  13.5     INDEMNIFICATION

                           Employer shall indemnify and defend Executive and his
heirs, executors and administrators against any costs or expense (including reasonable attorneys' fees and amounts paid in settlement, if such settlement is approved by the Employer), fine, penalty, judgment and liability reasonable incurred by or imposed upon Executive in connection with any action, suit or proceeding, civil or criminal, to which Executive may be made a party or with which Executive shall be threatened, by reason of Executive's being or having been and officer or director, unless with respect to such matter Executive shall have been adjudicated in any proceeding not to have acted in good faith or in the reasonable belief that the action was in the best interests of the Employer, or unless such indemnification is precluded by law, public policy, or in the judgment of the Employer's Board of Directors, such indemnification is being sought as a result of actions of Executive which were either: (i) grossly negligent; (ii) reflective of Executive misconduct; (iii) in violation of rules, regulations or laws applicable to the Employer; or (iv) in disregard of Employer policies.

                  13.6     NOTICES

                           All notices, consents, waivers, and other
communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

                           If to Employer:  Stonepath Group, Inc.
                                            Two Penn Center, Suite 605
                                            Philadelphia, PA 19102
                                            Telephone No.:     (215) 564-9190
                                            Facsimile No.:     (215) 564-3133

                           If to Executive:    Dennis L. Pelino
                                               1500 Ocean Drive, Suite 1201
                                               Miami Beach, FL  33139




                           With a copy to:     Thomas J. Quinlan, Esquire
                                               Crosby, Heafey, Roach & May
                                               1999 Harrison Street, 26th Floor
                                               Oakland, CA  94612
                                               Telephone No.:  510-466-6833
                                               Facsimile No.:  510-273-8823


                  13.7     ENTIRE AGREEMENT; AMENDMENTS

                           This Agreement and the documents referenced herein,
contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

                  13.8     GOVERNING LAW

                           This Agreement will be governed by the laws of the
State of Delaware without regard to conflicts of laws principles.

                  13.9     ARBITRATION, OTHER DISPUTES.

                           In the event of any  dispute or controversy arising
under or in connection with this Agreement, the parties shall first promptly try in good faith to settle such dispute or controversy by mediation under the applicable rules of the American Arbitration Association before resorting to arbitration. In the event such dispute or controversy remains unresolved in whole or in part for a period of thirty (30) days after it arises, the parties will settle any remaining dispute or controversy exclusively by arbitration in the city in which Employer has its principal executive offices in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. All administration fees and arbitration fees shall be paid solely by Employer. Notwithstanding the above, Employer shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of section 9 or 10 hereof. The prevailing party may recover attorneys' fees in any dispute or controversy arising under or in connection with this Agreement.

                  13.10    ASSIGNABILITY, BINDING NATURE

                           This Agreement shall be binding upon and inure to the
benefit of the parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law.

                  13.11    SURVIVAL

                           The respective rights and obligations of the parties
hereunder shall survive any termination of the Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

                  13.12    SECTION HEADINGS, CONSTRUCTION

                           The headings of Sections in this Agreement are
provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

                  13.13    SEVERABILITY

                           If any provision of this Agreement is held invalid or
unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

                  13.14    COUNTERPARTS

                           This Agreement may be executed in one or more
counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement (and all other agreements, documents, instruments and certificates executed and/or delivered in connection herewith) may be executed by facsimile signatures, each of which shall be deemed an original copy of this Agreement (or other such agreement, document, instrument and certificate).

         IMPORTANT NOTICE: THIS AGREEMENT RESTRICTS EXECUTIVE'S RIGHTS TO OBTAIN OTHER EMPLOYMENT FOLLOWING HIS EMPLOYMENT WITH THE EMPLOYER. BY SIGNING IT, EXECUTIVE ACKNOWLEDGES THIS FACT, AND FURTHER ACKNOWLEDGES THAT HE HAS BEEN ADVISED BY THE EMPLOYER TO READ THE AGREEMENT CAREFULLY, AND/OR TO CONSULT WITH COUNSEL OF HIS CHOICE CONCERNING THE LEGAL EFFECTS OF SIGNING THE AGREEMENT, PRIOR TO SIGNING IT.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.



WITNESS:                                       EMPLOYER:

                                               STONEPATH GROUP INC.
_________________________________
Signature
                                               By: /s/ Stephen M. Cohen
_________________________________                  -----------------------------
Print Name                                         Authorized Executive Officer

_________________________________
Address

_________________________________
Address

                                               EMPLOYEE:

                                               /s/ Dennis L. Pelino
                                               ---------------------------------
                                               Dennis L. Pelino